Exhibit 10.19

PROMISSORY NOTE

Atlanta, Georgia
February 24, 2004

ARTICLE I

PAYMENTS OF PRINCIPAL AND INTEREST

1.01         For value received, the undersigned Diversified Security Corporation, a corporation organized under the laws of the State of Georgia, (hereinafter referred to as “Maker”), hereby promises to pay to the order of John Wilson (“Payee”), at any location Payee shall reasonably determine, the principal sum of ONE HUNDRED FORTY-THREE THOUSAND SEVEN HUNDRED AND NO HUNDREDTHS DOLLARS ($143,700.00) except as may be adjusted in accordance with the terms hereof, plus simple interest on the unpaid principal amount hereof at the rate of seven (7.0%) percent per annum, all according to the terms hereof, and with all such payments being payable in cash, check, wire transfer or other form reasonably acceptable to Payee in lawful money of the United States of America.

1.02         Maker shall pay the obligation hereunder by tendering a single payment on February 28, 2005 of the full amount of the principal due hereunder, and all accrued interest and payment.

1.03         Maker may prepay any or all of the outstanding balance hereof without penalty prior to the due date of any payment, and Payee shall apply such prepayments first to principal, then to any interest or other amount hereunder.

1.04         Notwithstanding the stated principal amount hereof, Maker may offset against and reduce the principal amount of this Note by an amount equal to the amount of any indemnification obligation as allowed in Article 6 of the Stock Purchase Agreement by and between Maker and the Selling Shareholders, as amended (the “Stock Purchase Agreement”). Such items are referred to herein as Indemnification Obligations.

1.05         Upon Maker’s receipt of any claim or bill for any cost or expense that would give rise to an Indemnification Obligation, Maker shall inform the Payee by the method(s) provided in the Stock Purchase Agreement for providing notices.

1.06         Maker may deduct from the principal amount of this Note an amount equal to the amount stated in Maker’s notice, subject to the amount deducted being added back to the principal amount of the Note if the amount that Maker actually incurs that is subject to the Indemnification Obligation is less than the amount previously deducted from the principal amount of this Note.  If an amount is deducted from the principal amount of this Note and is later added back to the principal amount of the Note, Maker shall be liable also for interest at the rate of seven percent (7%) per annum on the amount of such deducted and re-added amount, as if such amount had never been deducted.

1.07         Repayment of this Note shall be subject to any Subordination Agreement agreed upon by Maker and Payee.

ARTICLE II

SECURITY

2.01         As security for payment of all of the obligations hereunder, Maker hereby pledges to Payee, pursuant to the Security Agreement of even date herewith, 40% of the Shares of common stock of no par value of Paragon Systems, Inc. (the “Shares”) sold by Payee to Maker pursuant to the Stock Purchase Agreement.

2.02         RESERVED

2.03         Neither Payee nor any of the Selling Shareholders shall sell, assign, give, pledge, encumber, hypothecate or transfer any of the Shares securing payment of the Note.

2.04         The number of Shares subject to this Security Agreement, and the number of Shares subject to release from this Security Agreement shall be adjusted for any stock split, reverse stock split, or stock dividend of Paragon Systems, Inc.

ARTICLE III

MISCELLANEOUS

3.01         Upon the failure of Maker to tender any payment hereunder when due, Payee may, at its option, deliver written notice to Maker of the failure to tender such payment.  If Maker has not tendered payment of the full amount of such late payment within ten business (10) days of the date of such notice, Payee may accelerate the full amount of principal and interest due hereunder, and upon such acceleration, the full principal amount hereof shall be immediately due and payable.

3.02         The failure of Payee to exercise any option hereunder, or to make demand, or to proceed to collect after making demand hereon, shall not constitute a waiver of the right to exercise such option, make such demand or to proceed to collect.

3.03         Maker waives presentment for payment, notice of dishonor, protest, notice of protest and diligence in bringing suit against any party hereto.

3.04         The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note.

3.05         No party other than the Maker shall be liable for the payment of all or any part of this Note unless such party has executed a written document agreeing to be liable for payment of any or all of this Note.

3.06         If any provision (or any part of any provision) contained in this Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein and the remaining provisions of this Note shall remain in full force and effect.

3.07         Payee shall not sell, assign, give, pledge, encumber, hypothecate or transfer any of its rights pursuant to this Note.

3.08         Any notice required hereunder shall be deemed given three (3) business days after such notice has been transmitted and received by the party to receive such notice by the method(s) provided in the Stock Purchase Agreement for providing notices.

3.09         Maker and Payee hereby consent and agree to the exclusive jurisdiction and venue of the courts of Fulton County, Georgia as proper and convenient for any action to enforce any of the provisions of this Note.

3.10         Capitalized terms such as “Selling Shareholders” used herein and not otherwise defined herein shall have the same definition as that term has in the Stock Purchase Agreement.

3.11         Any party who is required to bring an action to enforce the terms of this Note shall be entitled to reasonable attorneys’ fees, in addition to all other amounts otherwise due hereunder.

Executed this 24 day of February, 2004

MAKER:

DIVERSIFIED SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Name:	Ronald G. Farrell
Title:	Chief Executive Officer